Exhibit 99.1

FOR IMMEDIATE RELEASE

LivePerson Appoints John Collins as Interim Chief Executive Officer

NEW YORK – August 8, 2023 - LivePerson, Inc. (NASDAQ: LPSN) (“LivePerson” or the “Company”), a global leader in Conversational AI, today announced that John Collins, the Company’s Chief Financial Officer, has been appointed to the additional role of interim Chief Executive Officer. In connection with the appointment, Robert LoCascio has stepped down as CEO and as a member of the Board of Directors, effective August 7, 2023. He will continue as a Special Advisor to the Company through December 31, 2023.

The Board has been working with a nationally recognized executive search firm to identify LivePerson’s next CEO and intends to effect a smooth and orderly transition.

Board Chair, Jill Layfield, said, “John is the right person to step in on an interim basis as CEO and is well-positioned to continue advancing our strategy with the Board’s ongoing support and oversight. Together with the deep bench of talent across the organization, including LivePerson’s finance team who will continue to support John in his capacity as CFO, we will ensure LivePerson doesn’t miss a beat.”

Layfield added, “As the search for our next CEO progresses, we will benefit from Rob’s involvement as a Special Advisor to facilitate an orderly transition. We are grateful for his contributions and wish him the best in his next chapter.”

Collins said, “With the recent product launch and rightsized cost structure, we are strongly positioned to meet our customers’ evolving needs and accelerate profitable growth. I am committed to ensuring we continue to execute on the strategy and enhance value for shareholders.”

LoCascio commented, "Having worked closely with John as CFO, I have every confidence in his ability to take on the additional role of interim CEO. Moreover, LivePerson has an incredibly dedicated team of employees who, together with John and the rest of the management team, will continue to drive the Company's success. I look forward to supporting a smooth transition in my capacity as a Special Advisor.”

The Company notes that Mr. LoCascio’s departure did not result from any disagreement regarding LivePerson’s financial statements or disclosures.

2023 Second Quarter Financial Results

In a separate press release issued today, LivePerson reported 2023 second quarter financial results. LivePerson will host a conference call and live webcast at 5 p.m. ET today to discuss its financial results. The live webcast and replay will be available on the LivePerson website at https://ir.liveperson.com.

About John Collins

John Collins, 41, has served as CFO of LivePerson since 2020, overseeing the Company’s finance organization. As CFO, Collins has played a critical role in driving LivePerson’s corporate strategy and business development efforts, including successfully executing M&A, divestiture, and capital markets transactions. Collins previously led the development of automations and machine learning to support strategic decision-making and predictive analytics as LivePerson’s Senior Vice President of Quantitative Strategy. Prior to joining LivePerson in 2019, Collins pioneered approaches for transforming third-party data exhaust into investment signals as Co-Founder and Chief Product Officer of Thasos, a cloud-based artificial intelligence platform. Collins also served as portfolio manager for a systematic equities strategy at an NYC-based hedge fund. Collins’s previous financial services experience includes executing leverage finance transactions at Credit Suisse and building automated equity surveillance systems to detect suspicious trading activity at the New York Stock Exchange. Collins holds an MBA from MIT’s Sloan School of Management, a JD from Chicago-Kent College of Law, and a BS from the University of Central Florida.

About LivePerson, Inc.

LivePerson (NASDAQ: LPSN) is a global leader in trustworthy and equal AI for business. Hundreds of the world's leading brands — including HSBC, Chipotle, and Virgin Media — use our Conversational Cloud platform to engage with millions of consumers safely and responsibly. We power nearly a billion conversational interactions every month, providing a uniquely rich data set and safety tools to unlock the power of Generative AI and Large Language Models for better business outcomes. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our AI, please visit liveperson.com.

Forward Looking Statements

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include without limitation, our ability to execute on and deliver our current business and product plans and goals, and the other factors described in the Risk Factors section of the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 and as from time to time updated in LivePerson’s Quarterly Reports on Form 10-Q. The list of risk factors is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.

Media Contact:

Mike Tague

pr@liveperson.com

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